Exhibit 10.44

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”), dated as of May 20, 2010, is entered into by and among Tesla Motors, Inc. (the “Company”), Resolute Partners, L.P. (“Resolute”), Michael Dubilier (“Dubilier”) and Randolph Street Investment Partners, L.P.-2006 DIF (“Randolph” and together with Resolute and Dubilier, the “Investors”). Each of the parties to this Agreement may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Investors previously entered into a Secured Note and Warrant Purchase Agreement with the Company dated February 14, 2008 (the “Purchase Agreement”), pursuant to which (i) Resolute purchased a convertible promissory note (the “Resolute Note”) and warrant from the Company for aggregate consideration of $250,000, (ii) Dubilier purchased a convertible promissory note (the “Dubilier Note”) and warrant from the Company for aggregate consideration of $100,000, and (iii) Randolph purchased a convertible promissory note (the “Randolph Note” and together with the Resolute Note and the Dubilier Note, the “Notes”) and warrant from the Company for aggregate consideration of $150,000;

WHEREAS, each of the Notes was convertible into shares of the Company’s Series E Preferred Stock at the price per share equal to the price paid by the investors in the Company’s Series E financing;

WHEREAS, the Company conducted a subsequent convertible note financing pursuant to which existing noteholders of the Company who met their pro-rata allocations were permitted to exchange their existing convertible notes for a new form of note which would convert into shares of the Company’s capital stock at a discount;

WHEREAS, none of the Investors exchanged the Notes for a new form note with the conversion discount;

WHEREAS, each Investor maintains that such Investor was eligible for the exchange as a result of Valor Equity Partners and its affiliates (“Valor”) meeting the pro rata amount for all Valor affiliated entities and each Investor should have been included as part of Valor’s lending group for purposes of the note exchange;

WHEREAS, the Notes converted into shares of the Company’s Series E Preferred Stock with no discount upon conversion at the closing of the Company’s Series E financing and the Investors now wish to receive additional shares of the Company’s capital stock (the “Dispute”); and

WHEREAS, the Parties now desire to enter into this Agreement to provide for the settlement of claims among them through the issuance to the Investors of warrants net exercisable for an aggregate of 300,000 shares of the Company’s Common Stock in exchange for the release of claims set forth herein.

NOW THEREFORE, in consideration of the releases and agreements made herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each Party, it is hereby agreed as follows:

1.        Issuance of Warrant. As consideration for each Investor’s execution of this Agreement, the Company will issue (i) Resolute a warrant net exercisable for 150,000 shares of the Company’s Common Stock (the “Resolute Warrant”), (ii) Dubilier a warrant net exercisable for 60,000 shares of the Company’s Common Stock (the “Dubilier Warrant”) and (iii) Randolph a warrant net exercisable for 90,000 shares of the Company’s Common Stock (the “Randolph Warrant” and together with the Resolute Warrant and the Dubilier Warrant, the “Warrants”), each in the form attached hereto as Exhibit A.

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2.        Authority; No Conflict.  Each of Investors and the Company represents that he or it has full right, power and authority to enter into this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each Investor and the Company. Each of the Investors and the Company represent that the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to him or it, any agreement or instrument to which he or it is a party, any order or judgment of any court or other agency of government applicable to him or it or any contractual restriction binding on or affecting him or it.

3.    Release by Investors.  Except with respect to the obligations created by or arising out of this Agreement and the Warrants, and provided that the Warrants are exercised or are exchanged pursuant to Section 5 of the Warrants, each Investor, for itself and its respective heirs, family members, executors, officers, directors, employees, accountants, experts, investors, shareholders, administrators, attorneys, divisions, subsidiaries, predecessor and successor corporations, hereby fully and forever releases and absolutely discharges the Company, its officers, directors, employees, investors, shareholders, administrators, attorneys, affiliates, divisions, subsidiaries, predecessors and successors, and assigns from, and agrees not to sue concerning, any claim, demand, duty, debt, liability, account, reckoning, obligation, cost, expense, lien, attorneys’ fee, action, cause of action, or rights such Investor has or may have against the Company as of the date of this Agreement relating to:

(a) any and all claims relating to the subject matter of the Dispute, including all claims there were or could have been alleged in the Dispute;

(b) any and all claims relating to or arising from the Notes, including all claims there were or could have been alleged regarding the conversion rate of the Notes;

(c) any and all claims relating to or arising from the issuance of the Warrants; and

(d) any and all claims for attorneys’ fees and costs incurred in connection with the Dispute.

Nothing contained herein shall be construed as releasing any claim that may arise after the date of this Agreement.

4.        Waiver of Section 1542.  Each Investor acknowledges that their legal counsel has advised them of and they are familiar with the provisions of California Civil Code section 1542, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR”.

Each Investor acknowledges that facts in addition to or different from those which are now known or believed by them to be true may hereafter be discovered with respect to the subject matter of the released claims, and such Investor hereby accept and assume the risk that the facts may turn out to be different and agree that the release will remain fully enforceable and not subject to termination or recission, notwithstanding any such difference in facts. Each Investor hereby waives and relinquishes all rights or benefits which it presently has or may have or at any time in the future will or may have under and pursuant to the above statute, and any and all similar provisions contained in the law of any jurisdiction(s), whether within or outside the United States, to the full extent that such Investor may lawfully waive such rights with respect to the subject matter of the releases contained in this Agreement.

In executing this waiver, the Investors acknowledge that they have consulted with and had the advice of an attorney duly admitted to practice in the state of California and the Investors are executing this Agreement after independent investigation and without fraud, duress or undue influence.

5.        Legal Fees. Each Party will pay his or its own legal fees and costs with respect to this Agreement. In the event of any legal proceeding to enforce this Agreement, or any of its terms, the prevailing Party shall recover its reasonable costs and attorneys’ fees and costs.

6.        Related Parties; Successors in Interest.  The Parties hereby agree that this Agreement shall be binding upon the Parties and each of them, and, as applicable, upon (i) their predecessors, successors and heirs, (ii) their affiliates, subsidiaries, divisions, alter egos and related entities, and (iii) their officers, directors, trustees, partners, parents, stockholders, employees, attorneys, assigns, agents and representatives, and any or all of them.

7.        No Admission.  The Parties expressly agree that this Agreement is made in compromise of disputed claims and with no admission as to fault or liability by any of them.

8.        Publicity.  The Parties agree that the terms of this Agreement are confidential and may not be disclosed to any third parties except to comply with applicable laws. The Parties agree not to issue any press releases or other public statement regarding the Dispute, including this Agreement, except that the Parties may issue reports, releases or other announcements reasonably required for SEC, public company reporting or other necessary regulatory purposes.

9.        No Assignment. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Party without the prior written consent of the other Parties. Any attempt by a Party without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.

10.      Advice of Counsel.  Each Party represents that it has been represented, or has had the opportunity to be represented, by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement and that it has executed this Agreement with the consent and upon the advice of such independent legal counsel, or that it has had the opportunity to seek such consent and advice. Each Party acknowledges that it has read this Agreement and assents to all the terms and conditions contained herein without any reservation whatsoever and that it has had the opportunity to have the same explained to it by its own counsel, who have answered any and all questions which have been asked of them, with regard to the meaning of any provision hereof.

11.      Entire Agreement.  This Agreement and the Warrants contain the entire agreement and understanding of the Parties concerning the subject matter hereof, and supersede and replace all prior negotiations, proposed agreements, representations, and agreements. Each of the Parties acknowledges that it is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

12.      Severability.  If any word, clause, phrase, sentence, or paragraph of this Agreement is declared void or unenforceable, such portion shall be considered independent of, and severable from the remainder, the validity of which shall remain unaffected.

13.      Governing Law; Forum & Venue.

(a)      This Agreement shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California, without regards to its conflict of laws provisions.

(b)      Any lawsuit between the Parties arising out of or relating to this Agreement shall be brought only in a federal or state court located in the County of Santa Clara in the State of California, without regard to where any such dispute may arise. The Parties agree that both forum and venue in any such courts located in the County of Santa Clara in the State of California is proper and not inconvenient and submit to the personal jurisdiction of such courts for purposes of enforcing the terms and conditions of this Agreement or for the adjudication of any action or proceeding relating to or arising out of this Agreement. Further, the Parties agree that any judgment obtained in any such court located in the County of Santa Clara in the State of California may be enforced in a court of competent jurisdiction located in any other jurisdiction.

14.      Waivers. A provision of this Agreement may be waived or amended only by a writing signed by the waiving Party.

15.      Construction.

(a)      The headings of sections herein are for convenience of reference only and shall not affect the meaning and interpretation of this Agreement.

(b)      It is understood and acknowledged that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its counsel has participated in the drafting of this Agreement.

(c)      The word “including” and words of similar import when used in this Agreement will mean “including without limitation”, unless otherwise specified.

(d)      When a reference is made to any agreement, instrument, document, statute, rule or regulation herein, such reference shall be to such agreement, instrument, document, statute, rule or regulation as amended or supplemented (and, in the case of a statute, rule or regulation, to any successor provision) unless otherwise specified.

16.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party who signs it, and all of which shall constitute one and the same document.

17.      Telecopy Execution and Delivery.  Signatures transmitted by email, facsimile, or other means of electronic communication shall be deemed original signatures and shall be binding as if they were original signatures.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

COMPANY:

Tesla Motors, Inc.

By:	/s/ Deepak Ahuja
	Name:	Deepak Ahuja
	Title:	Chief Financial Officer

INVESTORS:

Resolute Partners, L.P.

By:	Victor Morgenstern
	Name:	Victor Morgenstern
	Title:	General Partner

/s/ Michael Dubilier

Michael Dubilier

Randolph Street Investment Partners, L.P.-2006 DIF

By:	/s/ Chris P. Kullos
	Name:	Chris P. Kullos
	Title:	Authorized Signatory